EXECUTED
SUB-ADMINISTRATION AGREEMENT
          Agreement dated as of October 1, 2005 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Charles Schwab Investment Management, Inc., a California corporation (the “Administrator”).
          WHEREAS, each of the investment companies, or series thereof (each, an “Investment Fund” and together, the “Investment Funds”), listed in Schedule A to this Agreement is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, each Investment Fund has retained the Administrator to furnish administrative services to it; and
          WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Investment Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment of Sub-Administrator
          The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to each Investment Fund for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.
          The Investment Funds will initially consist of the portfolio(s) and/or class(es) of shares listed in Schedule A to this Agreement. In the event that the Administrator furnishes administrative services to one or more additional Investment Funds with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Administrator) may be modified with respect to each additional Investment Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of the Investment Fund.

2. Delivery of Documents
          The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:
a.	Each Investment Fund’s Declaration of Trust and by-laws;

b.	Each Investment Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and each Investment Fund’s Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Trustees of each Investment Fund (the “Board”) authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals or entities on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses (“Authorized Persons”);

d.	A copy of each investment advisory agreement and each administration agreement between an Investment Fund and its investment adviser and Administrator, respectively; and

e.	Such other certificates, documents or opinions which the Sub- Administrator reasonably believes to be necessary or appropriate in the proper performance of its duties, subject to the consent of Administrator which shall not be unreasonably withheld.
3. Representations and Warranties of the Sub-Administrator
          The Sub-Administrator represents and warrants to the Administrator that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.
4. Representations and Warranties of the Administrator
          The Administrator represents and warrants to the Sub-Administrator that:
a.	It is a corporation, duly organized, existing and in good standing under the laws of California;

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.	With respect to each Investment Fund:
(1)	Each Investment Fund is an investment company duly registered under the 1940 Act;

(2)	A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Administrator also warrants to the Sub-Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which each Investment Fund offers or sells its shares have been made; and

(3)	As of the close of business on the date of this Agreement, each Investment Fund is authorized to issue shares of beneficial interest,

and each Investment Fund will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.
5. Sub-Administration Services
          The Sub-Administrator shall provide the services set forth on Schedule C hereto (collectively, “Services”), subject to the control, supervision, authorization and direction of the Administrator and, in each case where appropriate, the review and comment by an Investment Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.
          The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time in writing, for which the Administrator will pay such fees as may be mutually agreed upon in writing, including the Sub-Administrator’s reasonable out-of-pocket expenses which are required to perform such other services. All such expenses in excess of $500 must be pre-approved by the Administrator in writing and such approval shall not be unreasonably withheld. The provision of such services shall be subject to the terms and conditions of this Agreement.
6. Fees; Expenses; Expense Reimbursement; Delegates
          The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of the Administrator’s receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs which are required to perform the services under this Agreement. All expenses in excess of $500 must be pre-approved by the Administrator in writing and such approval shall not be unreasonably withheld. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.
          At no additional charge to the Administrator, the Sub-Administrator shall provide the office facilities, equipment, supplies, the personnel and other items determined by it to perform the services contemplated herein. The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered in writing by or for the Administrator through the Sub-Administrator and for any other reasonable expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s behalf at the Administrator’s request or with the Administrator’s consent. All such equipment, supplies and expenses must be pre-approved by the Administrator in writing and such approval shall not be unreasonably withheld.
          The Administrator or each Investment Fund will bear all expenses that are incurred in its operation and not assumed by the Sub-Administrator.
          The Sub-Administrator is authorized to and may employ or associate with such person, persons, entity or entities as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement (collectively, “Delegates”); provided, however; (1) Sub-Administrator may not delegate more fifty percent of any Service to such Delegates without the prior written approval of the Administrator which shall not be unreasonably withheld; (2) Sub-Administrator shall pay all compensation and expenses of such Delegates; and; (3) Sub-Administrator agrees that as used in this paragraph, the references to Delegates applies only to the provision of services by temporary workers or sub-contractors for the purpose of handling short-term increases in Administrator or Investment Fund activity or short-term shortage of Sub-Administrator personnel.
7. Instructions
          At any time, the Sub-Administrator may apply to any officer of the Administrator or to independent accountants for an Investment Fund for written instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek instructions, except to the extent, Sub-Administrator is required by law or the other terms of this Agreement to obtain such instructions. Sub-Administrator shall act in accordance with all such instructions, unless Sub-Administrator reasonable believes that to do so would violate applicable law or the other terms of this Agreement. Sub-Administrator shall provide written notice to the Administrator of its intention to not act on any instructions.
8. Standard of Care / Limitation of Liability and Indemnification
          The Sub-Administrator shall, at all times, act in good faith and exercise reasonable care in performing the Services. The Sub-Administrator shall be responsible for the performance of only the Services and shall have no responsibility for the actions or activities of any other party, including other service providers. Notwithstanding the foregoing sentence, the Sub-Administrator shall be fully responsible for the acts and omissions of such Delegates as Sub-Administrator is for its own acts and omissions. The Sub-Administrator shall be entitled to obtain, receive, rely on and act upon the advice of counsel for an Investment Fund on all matters. The Sub-Administrator shall be without liability for any action reasonably taken or omitted in good faith in accordance with the advice of counsel for an Investment Fund. For the avoidance of doubt, it is hereby specifically understood and agreed that nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such advice of counsel for each Investment Fund.

          The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or an Investment Fund insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in good faith reliance upon records that were maintained for the Investment Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Investment Fund. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Sub-Administrator, its directors, officers, employees or Delegates (the “Responsible Parties”). Neither party shall be liable to the other party for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, for any liability or loss suffered by an Investment Fund including, but not limited to, any liability relating to qualification of an Investment Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any liability relating to an Investment Fund’s compliance with any federal or state tax or securities statute, regulation or ruling, the Sub-Administrator’s liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.
          The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control or, on an industry standard basis, its anticipation.
          The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and Delegates harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (collectively “Losses”), incurred by the Sub-Administrator resulting from any claim, demand, action or suit (collectively “Claims”) in connection with any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been communicated by Authorized Persons or upon reasonable reliance on information or records given or made by the Administrator or an Investment Fund or an Investment Fund’s investment adviser(s), provided that this indemnification shall not apply to actions or omissions of the Responsible Parties in cases of its or their own negligence, bad faith or willful misconduct.
          The indemnification contained herein shall survive the termination of this Agreement.

9. Disaster Recovery and Business Continuity
          The Sub-Administrator shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Sub-Administrator in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Sub-Administrator in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Sub-Administrator shall act in good faith and take reasonable steps to minimize service interruptions.
10. Service Level Documents
          The Administrator and the Sub-Administrator may from time to time, in good faith, agree on certain performance measures by which the Sub-Administrator is expected to provide the services contemplated by this Agreement (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information that can be utilized by the parties to help measure the Sub-Administrator’s performance. The parties agree the Service Level Documents reflect performance measures as opposed to specific contractual obligations. Notwithstanding, the parties agree that (1) Sub-Administrator’s inability to achieve such performance measures may give rise to grounds for termination pursuant to Section 14; and (2) Sub-Administrator’s performance and/or nonperformance of the services, separate and apart from the performance measures in the Service Level Documents, may give rise to any remedies tort or contract that the Administrator may assert against Sub-Administrator under the terms of this Agreement.
11. Confidentiality
          Definition of “Investment Fund Confidential Information”. The term “Investment Fund Confidential Information” means any information that an Investment Fund or the Administrator discloses, whether in writing, electronically or orally, to Sub-Administrator whether in tangible or intangible form which is identified as confidential at the time of disclosure or which by the circumstances of disclosure or nature of the information would be considered to be confidential. By way of example and not limitation, Investment Fund Confidential Information includes: (i) any information concerning an Investment Fund’s, its agents or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning an Investment Fund’s, its agents or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, customer information, and unpublished financial information, including information concerning revenues, profits and profit margins. Sub-Administrator agrees that an Investment Fund will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends.

Without limiting the foregoing, to the extent disclosed to the Sub-Administrator, portfolio holdings information of an Investment Fund shall be deemed to be Confidential Information of the Investment Fund until such time as such portfolio holdings information shall made in a public filing by an Investment Fund. The Sub-Administrator shall not purchase or sell securities or other investments on the basis of confidential portfolio holdings information of an Investment Fund provided to the Sub-Administrator and shall take reasonable steps to prevent any employee or agent of Sub-Administrator from purchasing or selling securities or other investments on the same basis.
     Restrictions on Use. Without the prior written consent of Administrator or an Investment Fund, Sub-Administrator will not use any portion of Investment Fund Confidential Information for any purpose other than for the services provided under this Agreement. Sub-Administrator further agrees that:
(a)	it will hold Investment Fund Confidential Information of each Investment Fund in the strictest confidence;

(b)	it will exercise the same care with respect to Investment Fund Confidential Information as it exercises with respect to its own proprietary and confidential information;

(c)	it will not, without Administrator’s or an Investment Fund’s prior written consent, copy or disclose to any third party any portion thereof;

(d)	it will notify immediately Administrator or an Investment Fund of any unauthorized disclosure or use unless in and ownership of Investment Fund Confidential Information resulting from such unauthorized disclosure or use by or through Sub-Administrator; and

(e)	it will restrict dissemination of Investment Fund Confidential Information to only those persons within or related to its organization who are involved in the delivery of services provided under this Agreement to Sub-Administrator’s regulatory authorities as required to comply with such regulatory authorities’ request or order and to Sub-Administrator’s examiners, auditors, directors and legal counsel to the extent Sub-Administrator believes the same is reasonably required provided that Sub-Administrator makes reasonable efforts to notify such parties as to the confidential nature of the Investment Fund Confidential Information.
     Exceptions. The foregoing shall not prohibit or limit Sub-Administrator’s use, disclosure, reproduction or dissemination of Investment Fund Confidential Information which:
(a)	is or becomes public domain information or material through no fault or breach on the part of Sub-Administrator;

(b)	as demonstrated by the written records of Sub-Administrator or otherwise, was already lawfully known (without restriction on disclosure) to Sub-Administrator prior to the information being disclosed to Sub-Administrator by Administrator or an Investment Fund or any representative of the Administrator or an Investment Fund;

(c)	has been or is hereafter rightfully furnished to Sub-Administrator without restriction on disclosure by the Administrator or an Investment Fund or a third person lawfully in possession thereof;

(d)	has been independently developed, by or for Sub-Administrator, without reference to Investment Fund Confidential Information;

(e)	is requested or required to be disclosed pursuant to any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process where required by law, regulation, rule or self-regulatory organization rule, or where the Sub-Administrator has determined that disclosure is necessary for the protection of its interests, provided that, unless prohibited from doing so in such circumstance, the Sub-Administrator notifies the Administrator or an Investment Fund as promptly as possible so that Administrator or an Investment Fund may to have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such disclosure by Sub-Administrator, such disclosure will not otherwise affect Sub-Administrator’s obligations hereunder with respect to Investment Fund Confidential Information so disclosed which is retained by Sub-Administrator; or

(f)	is disclosed by the Sub-Administrator with the prior written consent of the Administrator or an Investment Fund, which consent shall not be unreasonably withheld.
Any Investment Fund Confidential Information in the possession of Sub-Administrator that has been disclosed to it by Administrator or an Investment Fund or any representative of Administrator or an Investment Fund that is not within any of the exceptions above shall be considered confidential unless the Sub-Administrator may demonstrate otherwise by records and documentation or other reasonable means.
     Equitable Relief. Sub-Administrator agrees and acknowledges that any breach of Section 11 may cause Administrator or an Investment Fund irreparable harm for which monetary damages would be inadequate. Accordingly, Administrator or an Investment Fund will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of Section 11 by Sub-Administrator, as well as monetary damages.
     No Publicity. Neither party will announce or disclose the existence of this Agreement, or its contents to any third party without the prior written consent of the other or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

12. Compliance with Governmental Rules and Regulations; Records
          Each Investment Fund assumes full responsibility for complying with all securities, banking, tax, commodities and other laws, rules and regulations applicable to it.
          The Sub-Administrator assumes full responsibility for complying with all applicable securities, banking, tax, commodities and other laws, rules and regulations applicable to it in connection with and as applicable to its provision of services hereunder.
          In compliance with the requirements of Rule 31a-1 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for an Investment Fund shall at all times remain the property of that Investment Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for an Investment Fund pursuant to Rule 31a-l under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.
13. Services Not Exclusive
          The services of the Sub-Administrator to the Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or an Investment Fund in any way or otherwise be deemed an agent of the Administrator or an Investment Fund.
14. Term, Termination and Amendment
(a)	This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of three (3) years from the effective date (the “Initial Term”), and thereafter shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least ninety (90) days prior to the date of termination.

(b)	During the Initial Term and thereafter, the Sub-Administrator may, at its discretion, terminate this Agreement for cause with respect to (1) one or more Investment Funds; and/or (2) the Administrator by providing not less than 60 days prior written notice to an Investment Fund or the Administrator, as applicable, upon occurrence of any of the following termination events:

(A)	Administrator has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

(B)	Administrator has been found to have violated federal or state law in an administrative or regulatory proceeding; provided such violation (1) involves unethical conduct; and (2) Sub-Administrator reasonably believes that such violation would have a material adverse impact on Sub-Administrator’s ability to the perform services under this Agreement;

(C)	Administrator has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(D)	Administrator has been terminated for cause by the Sub-Administrator pursuant to the terms of (1) any fund accounting or custody agreement between Sub-Administrator and an Investment Fund, or (2) any fund accounting, custody or administrative agreement between Sub-Administrator and any other investment company advised by the Administrator;

(E)	Administrator has been terminated for cause by the Sub-Administrator pursuant to the terms of any sub-administrative agreement between Sub-Administrator and Administrator;

(F)	Administrator attempts to assign this Agreement in violation of Section 16 of this Agreement; and

(G)	Administrator has committed a material breach of this Agreement, and such breach has not been remedied by the Administrator within sixty days written notice of such breach by Sub-Administrator.
(c)	During the Initial Term and thereafter, the Administrator, at its discretion, may terminate this Agreement for cause with respect to (1) one or more Investment Funds; and/or (2) the Sub-Administrator by providing at least 60 days prior written notice to an Investment Fund or the

Sub-Administrator, as applicable, upon occurrence of any of the following termination events:
(A) Sub-Administrator has been convicted, pled guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of administration services, fund accounting services and/or custody services to any client;
(B) Sub-Administrator has been found to have violated federal or state law in any administrative or regulatory proceeding; provided such violation (1) involves unethical behavior and (2) relates to the provision of administration services, fund accounting services and/or custody services to any client;
(C) Sub-Administrator has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;
(D) Sub-Administrator has been terminated by the Administrator or an Investment Fund, as applicable, for cause pursuant to the terms of (1) any fund accounting or custody agreement between Sub-Administrator or its affiliates and the Administrator or an Investment Fund, as applicable, or (2) any fund Accounting, custody or administrative agreement between
Sub-Administrator or its affiliates and any investment company (other than the Investment Funds) advised by the Administrator;
(E) Sub-Administrator has been terminated by the Administrator for cause pursuant to the terms of any sub-administrative agreement between Sub-Administrator and or its affiliates and the Administrator;
(F) Sub-Administrator transfers fifty percent (50%) or more of any class of its voting securities; (2) transfers all, or substantially all, of its assets to a non-affiliate; or (3) attempts to assign this Agreement in violation of Section 16 of this Agreement; and

(G) In Administrator’s reasonable opinion, Sub-Administrator has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to pursuant to Section 10 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that Administrator reasonably believes that the Sub-Administrator has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Administrator may, in its discretion, submit a written deficiency notice to Sub-Administrator outlining the performance deficiencies (“Deficiency Notice”). Such Deficiency Notice must be provided to Sub-Administrator within 20 days of the end of such quarter. After receipt of such notice, Sub-Administrator shall present the Administrator with a written plan to address the deficiencies set forth in the Deficiency Notice (the “Plan”). Such Plan must be provided to Administrator within 30 days after receipt of the Deficiency Notice. If Sub-Administrator fails to submit a Plan within such 30 day period, Administrator may terminate the Agreement upon 60 days written notice to Sub-Administrator. The Administrator, in its discretion, may accept the Plan or reject the Plan (“Rejection Notice”). Such Rejection Notice must be submitted to Sub-Administrator within 15 days after submission of the Plan. If Administrator fails to provide a Rejection Notice within such 15 day period, it shall be presumed that Administrator accepted the Plan. In the event, Administrator submits a Rejection Notice, Sub-Administrator shall submit a revised plan (“Revised Plan”) to the Administrator. Such Revised Plan must be provided to Administrator within 30 after provision of the Rejection Notice. If Sub-Administrator fails to submit a Revised Plan within such 30 day period, Administrator may terminate the Agreement upon 60 days written notice to Sub-Administrator. The Administrator, in its sole discretion, may accept the Revised Plan or reject the Revised Plan (“Denial Notice”). Any Denial Notice must be submitted to Sub-Administrator within 15 days after provision of the Revised Plan. If Administrator fails to provide a Denial Notice within such 15 day period, it shall be presumed that Administrator accepted the Revised Plan. If Administrator provides a Denial Notice to Sub-Administrator, Administrator may, in its sole discretion, terminate this Agreement upon 60 days written notice to Sub-Administrator. Such termination notice must be submitted to

Sub-Administrator within 60 days after provision of the Denial Notice; and
(H) Sub-Administrator has committed a material breach of this Agreement and such breach has not been remedied by the
Sub-Administrator within sixty days written notice of such breach by Administrator.
(d)	Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund.

(e)	Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due and undisputed under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. All out-of pocket-expenses associated under this sub-paragraph for which the Sub-Administrator seeks reimbursement must be pre-approved by the Administrator in writing, such approval shall not be unreasonable withheld.

(f)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

15. Notices
          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Administrator: 101 Montgomery Street, San Francisco, CA 94104, Attn: George M. Pereira, facsimile: 415-667-3800 with a copy to Koji E. Felton, facsimile: 415-667-3440; if to the
Sub-Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.
16. Non-Assignability
          This Agreement, nor any part thereof, shall be assigned by either party hereto without the prior consent in writing of the other party, except that either party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with such party.
17. Successors
          This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.
18. Entire Agreement
          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
19. Waiver
          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
20. Severability
          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21. Governing Law
          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.
22. Reproduction of Documents
          This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
23. Counterparts
          This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ George M. Pereira
Name:	George M. Pereira
Title:	Senior Vice President and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name:	Gary L. French
Title:	Senior Vice President